                        MORGAN STANLEY DEAN WITTER FUNDS
                                 CODE OF ETHICS

I.  INTRODUCTION

        This Code of Ethics is adopted by the investment companies listed on Schedule A attached hereto, which list may be amended from time to time (each a "Fund" and collectively the "Morgan Stanley Dean Witter Funds" or the "Funds"), in compliance with Rule 17j-1 promulgated by the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended. This Code covers all persons who are "Access Persons," as that term is defined in Rule 17j-1. To the extent that any such individuals are "Access Persons" under the Code of Ethics of the Funds' Investment Advisor, Investment Manager, or Sub-Advisor, as applicable (any such entity herein referred to as "Investment Advisor"), whose Codes have also been established pursuant to Rule 17j-1, compliance by such individuals with the provisions of the Code of the applicable Investment Advisor shall constitute compliance with this Code.

II. PERSONAL TRANSACTIONS

    A.  REPORTS OF TRANSACTIONS - INDEPENDENT DIRECTORS/TRUSTEES

        An Independent Director/Trustee of a Morgan Stanley Dean Witter Fund shall report quarterly to the Fund any personal transaction in a security if he or she knows or should know at the time of entering into the transaction that: (a) the Fund has engaged in a transaction in the same security within the last 15 days, or is engaging in such transaction or is going to engage in a transaction in the same security in the next 15 days, or (b) the Fund or its Investment Advisor has within the last 15 days considered a transaction in the same security or is considering a transaction in the security or within the next 15 days is going to consider a transaction in the security.

    B. REPORTS OF TRANSACTIONS, BROKERAGE ACCOUNTS AND HOLDINGS - ACCESS PERSONS WHO ARE NOT INDEPENDENT DIRECTORS/ TRUSTEES

        An Access Person who is not an Independent Director/Trustee of a Morgan Stanley Dean Witter Fund shall report all non-exempt securities transactions and new brokerage accounts on a quarterly basis.

        An Access Person who is not an Independent Director/Trustee of a Morgan Stanley Dean Witter Fund shall provide an annual listing of holdings of (i) all securities beneficially owned as of December 31 of the preceding year, except securities exempt from pre-clearance and reporting under Section D.,
    (2) hereof listing the title of the security, number of shares held, and principal amount of the security, (ii) the name of any broker dealer or financial institution where the account(s) are maintained, as of December 31 of the preceding year (a current listing will also be required upon the effectiveness of this Code) and (iii) the date the Report is submitted by the Access Person. The information must be current as of a date not more than 30 days before the report is submitted. New Access Persons, who are not Independent Directors/Trustees of a Morgan Stanley Dean Witter Fund, will be required to provide a listing of all non-exempt securities holdings, with the information set forth above, as of the date of commencement of employment as well as a listing of all outside brokerage accounts no later than ten days after that person becomes an Access Person.

    C.  REPORTS OF TRANSACTIONS, BROKERAGE ACCOUNTS AND HOLDINGS - GENERAL

        Any quarterly report required under A or B above must be made within ten days after the end of the calendar quarter in which the personal transaction occurred. The report may be made on the form provided by the Investment Advisor or may consist of a broker statement that provides at least the same information. In the event that MSDW Advisors already maintains a record of the required information, an Access Person may satisfy this requirement by
    (i) confirming in writing (which may include e-mail) the accuracy and completeness of the record and disclose the beneficial ownership of securities (if any) not listed on the account statement and (ii) recording the date of the confirmation. Copies of the Investment Advisor's forms, which may be revised at any time, are attached.

        The Funds' Compliance Officer will identify and advise all Access Persons, including the Independent Directors/Trustees, subject to the reporting requirement under A or B above, of their reporting requirement. Each report required under A or B above will be submitted for review by the Compliance Officer or Compliance Coordinator in the Risk Management Department of the Investment Advisor.

    D.  DEFINITIONS AND EXEMPTIONS

       (1) DEFINITIONS

           For purposes of this Code the term "personal transaction" means the purchase or sale, or other acquisition or disposition, of a security for the account of the individual making the transaction or for an account in which he or she has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in a security.

           The term "beneficial ownership" is defined by rules of the SEC. Generally, under SEC rules a person is regarded as having beneficial ownership of securities held in the name of:

           (a) a husband, wife, or minor child;

           (b) a relative sharing the same house;

           (c) anyone else if the access person -

               (i) obtains benefits substantially equivalent to ownership of the securities; or

               (ii) can obtain ownership of the securities immediately or at some future time.

           The term "Access Person" is defined by rules of the SEC as (i) any director, officer, or general partner of a fund or of a fund's investment adviser, or any employee of a fund or of a fund's investment adviser who, in connection with his or her regular functions or duties, participates in the selection of a fund's portfolio securities or who has access to information regarding a fund's future purchases or sales of portfolio securities; or (ii) any director, officer, or general partner of a principal underwriter who in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities for the fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the fund regarding the purchase or sale of securities.

       (2) EXEMPTIONS

           No report is required for a personal transaction in any of the following securities:

               (i) Securities issued by the U.S. Government;

               (ii) Bank certificates of deposit;

               (iii) Bankers' acceptances;

               (iv) Commercial paper;

               (v) Open-end mutual fund shares.

           Also, no report is required with respect to any account over which the access person has no influence or control.

III. CODE VIOLATIONS

        Any officer of a Morgan Stanley Dean Witter Fund who discovers a violation or apparent violation of this Code by an access person shall bring the matter to the attention of the Chief Executive Officer or General Counsel of the Fund who shall then report the matter to the Board of Directors or the Board of Trustees, as the case may be, of the fund. The Board shall determine whether a violation has occurred and, if it so finds, may impose such sanctions, if any, as it considers appropriate.

IV. ADMINISTRATION OF CODE OF ETHICS

        On a quarterly basis, the Board of Directors or the Board of Trustees of each of the Funds shall be provided with a written report by each of the Funds and the Investment Advisors, that describes any new issues arising under the Code of Ethics, including information on material violations of the Code of Ethics or procedures and sanctions imposed, and certifies that each Fund and the Investment Advisors have adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Rev. March 1, 2000